Exhibit 99.1

For more information contact:	Media — Sarah Taydas (253) 924-2505
Analysts — Kathryn McAuley (253) 924-2058
Weyerhaeuser Reports Third Quarter Net Earnings of
$280 Million, or $1.33 per Diluted Share
•	Includes Gains on Sales of Operations

•	Housing Market Remains Challenged
FEDERAL WAY, Wash. (Oct. 31, 2008) — Weyerhaeuser Company (NYSE: WY) today reported net earnings of $280 million for the third quarter of 2008, or $1.33 per diluted share, on net sales of $2.6 billion. This compares with net earnings of $101 million, or 47 cents per diluted share, on sales of $4.1 billion for the same period last year.
SIGNIFICANT THIRD QUARTER 2008 AFTER-TAX ITEMS

	After-Tax Gain	Gain (Charge) per
	(Charge)	diluted share
	($ millions)	(dollars)
Sale of Containerboard, Packaging & Recycling operations	$303	$1.44
Sale of Australian operations	$158	$0.75
Real estate-related charges	$(144)	$(0.69)
Wood Products asset impairments	$(24)	$(0.11)
Restructuring activities	$(10)	$(0.05)
Excluding these items, the company reported a net loss of $3 million, or 1 cent per diluted share, in the third quarter of 2008.
SIGNIFICANT THIRD QUARTER 2007 AFTER-TAX ITEMS

	After-Tax Gain	Gain (Charge) per
	(Charge)	diluted share
	($ millions)	(dollars)
Gain from legal settlements	$26	$0.12
Wood Products closures, restructuring and asset impairments	$(17)	$(0.08)
Corporate restructuring activities	$(17)	$(0.08)
Real estate-related charges	$(16)	$(0.07)
Gain on sale of operations and previously closed plant sites	$7	$0.03
Excluding these items, the company earned $118 million, or 55 cents per diluted share, in the third quarter of 2007.
“We expect housing market conditions will remain difficult, and our businesses will continue to aggressively manage costs and inventory accordingly,” said Dan Fulton, president and chief executive officer. “As a result of actions we’ve already taken, we have a strong balance sheet and good liquidity. We’re meeting the challenges of today’s markets, while preparing for stronger markets in the future.”
SUMMARY OF THIRD QUARTER FINANCIAL HIGHLIGHTS

Millions (except per share data)	3Q 2008	3Q 2007	Change
Net earnings	$280	$101	$179
Earnings per diluted share	$1.33	$0.47	$0.86

Millions (except per share data)	3Q 2008	3Q 2007	Change
Net sales:
From continuing operations	$2,107	$2,797	($690)
From discontinued operations	$514	$1,349	($835)
Total net sales	$2,621	$4,146	($1,525)
Weyerhaeuser reclassified the Containerboard, Packaging and Recycling operations as discontinued due to the Aug. 4 sale of the segment’s assets to International Paper. Weyerhaeuser’s Australian operations were also reclassified as discontinued due to the sale of these assets in July. The net sales and revenues of these operations are included in net sales from discontinued operations for the third quarters of both 2008 and 2007.
SEGMENT RESULTS FOR THIRD QUARTER
(Contributions to Pre-Tax Earnings)

Millions	3Q 2008	3Q 2007	Change
Timberlands	$107	$163	$(56)
Wood Products	$(146)	$(131)	$(15)
Cellulose Fibers	$78	$79	$(1)
Containerboard, Packaging and Recycling	$10	$104	$(94)
Real Estate and Related Assets	$(316)	$60	$(376)
Effective July 2008, Weyerhaeuser’s international operations outside of North America are reported as part of the Timberlands segment. These operations, which consist primarily of timberlands and related converting operations in South America, were previously reported as part of the Corporate and Other segment.
TIMBERLANDS

	3Q 2008	2Q 2008	Change
Contribution to pre-tax earnings (millions)	$107	$103	$4
3Q 2008 Performance — Third quarter earnings improved slightly from second quarter, primarily due to higher oil and gas revenues and an increase in sales of non-strategic timberlands. These improvements were partially offset by lower domestic log prices and a seasonal decline in fee harvest volumes. Segment earnings include losses related to international operations of approximately $6 million in the third quarter and $5 million in the second quarter.
4Q 2008 Outlook — Weyerhaeuser expects fourth quarter earnings from the Timberlands segment to be lower than third quarter. Fee harvest volumes are expected to be lower due to the weak domestic market.
WOOD PRODUCTS

	3Q 2008	2Q 2008	Change
Contribution (charge) to pre-tax earnings (millions)	($146)	($164)	$18
3Q 2008 Performance — Excluding the pre-tax items noted below, the segment’s loss was $12 million less in the third quarter.
•	Third quarter 2008 included charges of $37 million for asset impairments and income of $13 million for a reduction in the hardboard siding claims reserve.

•	Second quarter 2008 included charges of $30 million for facility closures and related asset impairments.
Average price realizations for lumber, oriented strand board and engineered lumber products improved, and manufacturing and selling, general and administrative costs declined. These improvements were largely offset by lower shipment volumes for all of the segment’s primary products, as U.S. single-family housing starts fell to a seasonally adjusted annual rate of 602,000 for the third quarter.
4Q 2008 Outlook — Weyerhaeuser expects challenging housing market conditions to continue into the fourth quarter. We anticipate operating losses to worsen as prices and volumes decline in the seasonally slower fourth quarter.
CELLULOSE FIBERS

	3Q 2008	2Q 2008	Change
Contribution to pre-tax earnings (millions)	$78	$42	$36
3Q 2008 Performance — Fewer annual maintenance outages resulted in lower maintenance costs and improved productivity. Average pulp price realizations increased. These benefits were partially offset by higher chemical and freight costs.
4Q 2008 Outlook — Fourth quarter earnings for the segment are expected to be slightly lower than third quarter. Weyerhaeuser anticipates lower pulp prices, partially offset by benefits from a weakening Canadian dollar relative to the U.S. dollar.
CONTAINERBOARD, PACKAGING AND RECYCLING

	3Q 2008	2Q 2008	Change
Contribution to pre-tax earnings (millions)	$10	$105	($95)
3Q 2008 Performance — Weyerhaeuser sold its Containerboard, Packaging and Recycling operations to International Paper on Aug. 4. Third quarter results reflect the segment’s operations for the month of July.
REAL ESTATE

	3Q 2008	2Q 2008	Change
Contribution (charge) to pre-tax earnings (millions)	($316)	($337)	$21
3Q 2008 Performance — Excluding the pre-tax items noted below, the segment’s loss was $6 million in the third quarter compared to a loss of $25 million in the second quarter.
•	Asset impairments and investment-related charges were $235 million in the third quarter compared to $312 million in the second quarter.

•	Third quarter included an $87 million loss on an acreage sale.

•	Third quarter included $12 million of income from a commercial partnership investment.
The loss from homebuilding operations was slightly lower in the third quarter due to the mix of homes closed and lower selling expenses. Homebuilding operations closed on sales of 720 units, a 17 percent decrease from the second quarter, reflecting continued weak housing demand. The backlog of homes sold, but not closed, was less than four months.
4Q 2008 Outlook — Weyerhaeuser expects fourth quarter home sale closings to be comparable to third quarter, but anticipates lower average sales price realizations. Excluding impairments and lot and acreage sales, the segment’s loss from homebuilding operations is expected to increase in the fourth quarter due to continuing weakness in the housing market.

CORPORATE AND OTHER
Third quarter results for the Corporate and Other segment include the following pre-tax items:
•	On Aug. 4, the company sold its Containerboard, Packaging and Recycling operations to International Paper. Weyerhaeuser recognized a pre-tax gain of $1.17 billion in the third quarter.

•	In July, Weyerhaeuser sold its Australian manufacturing operations and distribution business and recognized a net pre-tax gain on the sale of $217 million.

•	The company recognized a pre-tax charge of $19 million to write off capitalized interest related to impaired Real Estate homebuilding assets.

•	The company recognized a pre-tax charge of $18 million for termination benefits and asset adjustments related to corporate restructuring activities.
ABOUT WEYERHAEUSER
Weyerhaeuser Company, one of the world’s largest forest products companies, was incorporated in 1900. In 2007, sales were $16.3 billion. It has offices or operations in 13 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser’s businesses, products and practices is available at http://www.weyerhaeuser.com.
EARNINGS CALL INFORMATION
Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on Oct. 31 to discuss third quarter results.
To access the conference call from within North America, dial 1-800-218-4007 at least 15 minutes prior to the call. Those calling from outside North America should dial 1-303-262-2054. Replays will be available for one week at 1-800-405-2236 (access code — 11120677#) from within North America and at 1-303-590-3000 (access code — 11120677#) from outside North America. The call is being webcast through our website at http://investor.weyerhaeuser.com by clicking on the “Q3 2008 Earnings Conference Call” link.
The webcast is available through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected site, StreetEvents (http://www.streetevents.com).
FORWARD LOOKING STATEMENTS
This news release contains statements concerning the company’s future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.
Some forward-looking statements discuss the company’s plans, strategies and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,”

“estimates,” and “plans.” In addition, these words may use the positive or negative or other variations of those terms.
This release contains forward-looking statements regarding the company’s expectations during the fourth quarter of 2008 regarding: the company’s markets, earnings and performance of the company’s business segments, continued declines in homebuilding starts, lower timberland harvest levels, decreasing pricing and volumes for the company’s wood products, lower pulp prices, lower average sales price realizations for home sales and related matters. The major risks, uncertainties and assumptions that affect the company’s businesses and may cause actual results to differ from these forward-looking statements, include, but are not limited to:
•	The effect of general economic conditions, including housing starts, the level of interest rates and employment rates;

•	Market demand for the company’s products, which may be tied to the relative strength of various U.S. business segments and economic conditions;

•	Performance of the company’s manufacturing operations, including unexpected maintenance requirements;

•	The successful execution of internal performance plans and cost reduction initiatives;

•	The level of competition from domestic and foreign producers;

•	The effect of forestry, land use, environmental and other governmental regulations, and changes in accounting regulations;

•	The effect of weather;

•	The risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	Energy prices;

•	Raw material prices;

•	Chemical prices;

•	Transportation costs;

•	Legal proceedings;

•	The effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation; and

•	Performance of pension fund investments and related derivatives.
The company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan. It also is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Euro and the Canadian dollar. Restrictions on international trade or tariffs imposed on imports also may affect the company.